EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 17, 2006 (except for Notes 9 and 11, as to which the date is December 15, 2006) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-139496) and the related Prospectus of Orexigen Therapeutics, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
San Diego, California
January 18, 2007